EXHIBIT 16.1

Miller and McCollom, CPAs

4350 Wadsworth Boulevard, Suite 300 Wheat Ridge, Colorado 80033, Phone (303) 424-2020 Fax (303) 424-2828

July 24, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4.01 in the Amended Form 8-K, dated June 27, 2006 of Marwich II, Ltd. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 2 and 4. We have no basis to agree or disagree with the statements in paragraph 3.

Yours truly,

/s/ Miller and McCollom

Miller and McCollom